Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Form S-1 in this Registration Statement on Form S-1 of our report dated February 29, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Telephone and Data Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.  We also consent to the incorporation by reference of our report dated February 29, 2008, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 29, 2008